EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Net Income For Second Quarter 2020 of $28.9 Million and Total Assets of $9.8 Billion

BETHESDA, Md., July 22, 2020 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank (the “Bank”), today announced quarterly net income of $28.9 million for the three months ended June 30, 2020, a 23% decrease, as compared to $37.2 million net income for the three months ended June 30, 2019. Net income per basic and diluted common share for the three months ended June 30, 2020 was $0.90 compared to $1.08 for the same period in 2019. For the six months ended June 30, 2020, the Company’s net income was $52.0 million, a 27% decrease from the $71.0 million of net income for the same period in 2019. Net income per basic common share for the six months ended June 30, 2020 was $1.60 compared to $2.06 for the same period in 2019. Net income per diluted common share for the six months ended June 30, 2020 was $1.60 compared to $2.05 for the same period in 2019.

Summary Financial Analysis

“While the country at large experienced a very challenging environment in the second quarter of 2020 due to the COVID-19 pandemic’s extensive negative impacts to businesses and the economy in general, the banking industry faced significant related credit and interest rate challenges. In spite of these second quarter headwinds, we believe our Company has managed well, both in terms of our employee base staying healthy as well as staying in close contact with our many business relationships. As a result, we are pleased to report another quarter of overall favorable earnings, highlighted by continued growth in average loans and deposits, favorable operating leverage, and improved noninterest income,” noted Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. Ms. Riel continued, “The Company’s assets ended the quarter at $9.8 billion, representing 13% growth over the second quarter of 2019. Second quarter 2020 earnings resulted in a return on average assets (“ROAA”) of 1.12%, return on average common equity (“ROACE”) of 9.84%, and a return on average tangible common equity (“ROATCE”) of 10.80%.” A reconciliation of GAAP to non-GAAP financial measures is provided in the tables that accompany this document.

The Company’s performance in the second quarter of 2020 as compared to the second quarter of 2019 was highlighted by growth in average total loans of 10%, growth in average total deposits of 23%, 7% growth in total revenue to $93.9 million, and a 5% increase in noninterest expenses, further improving our operating leverage and resulting in an improved efficiency ratio of 37.18% for the second quarter of 2020 versus 38.04% for the second quarter of 2019. The improved efficiency was due to strong noninterest income performance in the quarter. Additionally, the ratio of non-performing loans to total loans, while elevated in the second quarter 2020 over the first quarter, remained at reasonably normal levels at 0.74% given the credit concerns arising from the impact of COVID-19 related shutdowns. The evolution of the COVID-19 pandemic and related containment and relief measures will determine how the impacts will be reflected in our loan portfolio, including these measures, over time. Annualized net charge-offs to average loans for the second quarter 2020 was also elevated at 0.36% compared to 0.12% for the first quarter of 2020, primarily resulting from one large commercial loan relationship in the personal services industry. Ms. Riel noted, “The Company continues to focus on changes in average loan and deposit balances quarter over quarter and year over year since those measures more directly impact income statement results.” Comparing those balances in the second quarter of 2020 versus the first quarter of 2020, average loan growth was 4.8% and average deposits increased by 10.2%. Ms. Riel added, “Approximately 90% of the average loan growth in the second quarter of 2020 over first quarter of 2020 was due to the Paycheck Protection Program (“PPP”) loans, as authorized by the Coronavirus Aid Relief and Economic Security Act (the “CARES Act”) passed by Congress in March 2020. At June 30, 2020, the Bank had loans outstanding of $456 million to just over 1,400 businesses under the PPP program.”

In the second quarter 2020, as average U.S. Treasury rates in the two to five year area declined significantly by about 80-90 basis points and the average yield curve remained fairly flat, we experienced 23 basis points of net interest margin compression (from 3.49% to 3.26%) as compared to the first quarter of 2020. In addition, our cost of funds declined 41 basis points (from 1.06% to 0.65%), while the yield on earning assets declined by 64 basis points (from 4.55% to 3.91%). Substantially higher average liquidity in the second quarter compared to the first quarter of 2020 contributed to the net interest margin compression as average deposit growth outweighed average loan growth. Average liquidity for the second quarter was $1.1 billion versus $605 million for the first quarter of 2020. The yield on our substantial level of variable rate loans was negatively impacted by the much lower interest rate environment in the second quarter of 2020, including a 105 basis point decline in the average one-month LIBOR rate. A substantial portion of the variable rate loans portfolio has interest rate floors which cushioned the decline in loan yields.

Ms. Riel added, “In the second quarter of 2020, period end total loan growth was 2.3% from March 31, 2020, while total deposits declined 2.5% from March 31, 2020. Excluding PPP loan balances at June 30, 2020 total loans decreased $276 million, or 3.5%, during the quarter. A portion of this decrease at June 30, 2020 relative to March 31, 2020 was the result of repayments on line of credit advances taken in an abundance of caution given the uncertainty surrounding the COVID-19 pandemic in the first quarter. While average deposits showed good growth throughout the second quarter, deposit balances declined sharply near quarter end, driven in part by clients attempting to capture favorable stock market performance in the latter half of June. New loans closed in the second quarter of 2020 were below average levels due substantially to the COVID-19 environment, while loan payoffs were close to average levels. Average unfunded loan commitments have remained stable over the last six quarters at approximately $2.2 billion. The Company continues to emphasize achieving core deposit growth and we continue to seek well-structured new loan opportunities. The mix of noninterest deposits to total deposits remained favorable and averaged 30% in the second quarter of 2020, consistent with the average in the second quarter of 2019.

The net interest margin was 3.26% for the second quarter of 2020, down 65 basis points from the second quarter of 2019. Ms. Riel noted, “In addition to the current sharply lower interest rate environment as compared to 2019, there has been a lesser focus on higher risk and higher yielding construction lending and more attention towards strong commercial real estate credits secured by stabilized income producing properties. The yield on our loan portfolio was 4.63% for the second quarter of 2020 as compared to 5.61% for the second quarter of 2019 and 5.07% for the first quarter of 2020. The addition of the PPP loans at an average yield of 2.91% for the quarter negatively impacted the overall yield of the total loan portfolio by approximately seven basis points. The cost of funds was 0.65% for the second quarter of 2020 as compared to 1.30% for the second quarter of 2019 and 1.06% for the first quarter of 2020. Importantly, even considering the decline in the net interest margin, the Company’s net interest income was stable in the second quarter of 2020 over 2019 as the Company has continued its pattern of average balance sheet growth while maintaining emphasis on disciplined pricing for both new loans and funding sources in the face of competitive pressures.”

For the first six months of 2020 as compared to the first six months in 2019, average total loans increased 10% and average total deposits increased by 17%.

Total revenue (net interest income plus noninterest income) for the second quarter of 2020 was $93.9 million, or 7% above the $87.7 million of total revenue earned for the second quarter of 2019 and was 10% higher than the $85.2 million of revenue earned in the first quarter of 2020. For the six month periods ended June 30, 2020, total revenue was $179.1 million for 2020 as compared to $175.0 million in 2019, a 2% increase.

The primary driver of the Company’s revenue growth for the second quarter of 2020 as compared to the second quarter of 2019 was its noninterest income growth of 96% ($12.5 million versus $6.4 million), due substantially to revenue from our Federal Housing Administration (“FHA”) Multifamily business unit and increased originations and sales of residential mortgage loans and the resulting gains on the sale of these loans. While we are encouraged by the pipeline and current quarter contribution of the FHA Multifamily business, revenue from this business can be uneven quarter to quarter.

Asset quality measures remained solid at June 30, 2020. Net charge-offs (annualized) were 0.36% of average loans for the second quarter of 2020 (attributable mostly to a single credit), as compared to 0.08% of average loans for the second quarter of 2019. At June 30, 2020, the Company’s nonperforming loans amounted to $59.0 million (0.74% of total loans) as compared to $37.4 million (0.51% of total loans) at June 30, 2019, and $48.7 million (0.65% of total loans) at December 31, 2019. Nonperforming assets amounted to $67.2 million (0.69% of total assets) at June 30, 2020 compared to $38.8 million (0.45% of total assets) at June 30, 2019 and $50.2 million (0.56% of total assets) at December 31, 2019. The evolution of the COVID-19 pandemic and related containment and relief measures will determine how the impacts will be reflected in our loan portfolio, including these measures, over time.

As discussed in the first quarter 2020 earnings release, the new accounting current expected credit loss (“CECL”) standard (ASC 326) was adopted by the Company in the first quarter of 2020. CECL requires a significant change in how banks assess credit risk and establish reserves for possible future loan losses. Two significant changes under the new standard are the requirement to establish loan loss reserves at loan origination considering the entire life of the loan and to estimate lifetime loss reserves by modeling a forecast that is impacted by economic assumptions.

Under the CECL standard and based on the January 1, 2020 effective date, the Company made an initial adjustment to the allowance for credit losses of $10.6 million along with $4.1 million to the reserve for unfunded commitments. This adjustment increased the ratio of the allowance to total loans from 0.98% at December 31, 2019 to 1.12% at January 1, 2020. Based on our ongoing risk analysis and modeling through March 31, 2020, under the CECL allowance methodology, the Company further increased the allowance for loan losses to 1.23%, which included the assessment of COVID-19 risks as of March 31, 2020. Based on our ongoing risk analysis and modeling through June 30, 2020, under the CECL allowance methodology, the Company further increased the allowance for loan losses to 1.36% of total loans, which reflects COVID-19 risks assessments and an updated unemployment forecast. The June unemployment forecast was generally higher than the March 2020 forecast. Management believes to the best of its knowledge that its allowance for credit losses, at 1.36% of total loans (excluding loans held for sale) at June 30, 2020, is adequate to absorb probable credit losses within the loan portfolio at that date. The dilution impact of the PPP loans was approximately eight basis points on the allowance for credit losses as a percentage of total loans as of June 30, 2020. As noted above and as discussed further below, uncertainty remains about the duration of the COVID-19 pandemic and its impacts, and although further significant negative impact may occur, the Company continues to monitor its loan portfolio and borrowers. Under the prior accounting standard known as the incurred loss model, the allowance for credit losses was 0.98% at both June 30, 2019 and December 31, 2019. The allowance for credit losses of $108.8 million at June 30, 2020 represented 185% of nonperforming loans at that date, as compared to a coverage ratio of 193% at June 30, 2019 and 151% at December 31, 2019.

The COVID-19 pandemic, which began in the U.S. in the first quarter of 2020 raised  significant concerns  in the outlook over bank credit quality, particularly in certain industries, as COVID-19 resulted in the closure or restriction of businesses across the region as stay-at-home orders were given in the various municipalities in which the Company operates. Among those industries most clearly impacted is the Accommodation and Food Service industry. Exposure to this industry (as shown in the chart below) represents 10.5% of the Bank’s loan portfolio as of June 30, 2020. Management is closely monitoring borrowers and remains attentive to signs of deterioration in borrowers’ financial conditions and is proactively taking steps to mitigate risk as appropriate, including placing loans on nonaccrual status. There remains uncertainty regarding the region’s overall economic outlook given the lack of clarity over how long COVID-19 will continue to impact our region. Management has been working with customers on payment deferrals (generally 90 days) to assist client companies in managing through this crisis. These deferrals amounted to 708 notes and $1.63 billion at June 30, 2020 (20% of total loans) as compared to 32 notes representing $45 million in outstanding exposure as of March 31, 2020. Some of these deferrals may not have met the criteria for treatment under U.S. generally accepted accounting principles (“GAAP”) as troubled debt restructurings (“TDR”). Additionally, none of the deferrals are reflected in the Company’s asset quality measures (i.e. non-performing loans) due to the provision of the CARES Act that permits U.S. financial institutions to temporarily suspend the U.S. GAAP requirements to treat such short-term loan modifications as TDR. These provisions have also been confirmed by interagency guidance issued by the federal banking agencies and confirmed with staff members of the Financial Accounting Standards Board.

“The Company’s productivity continued to be favorable in the second quarter,” noted Ms. Riel. The efficiency ratio of 37.18% reflects management’s ongoing efforts to maintain superior operating leverage. The annualized level of noninterest expenses as a percentage of average assets has declined to 1.36% in the second quarter of 2020 as compared to 1.55% in the second quarter of 2019.  The Company continues to make investments in its infrastructure including IT systems and resources and online client services. Our goal is to maintain strong operating performance without inhibiting growth or negatively impacting our ability to service our customers. Ms. Riel further noted, “We will continue to maintain strict oversight of expenses, while retaining an infrastructure to remain competitive, support our growth initiatives, and proactively enhance our risk management systems as we continue to grow.”

COVID-19 Discussion Matters

Employee Matters:

Management continues to acknowledge the flexibility and engagement of our hard working employees during this crisis. As the COVID-19 pandemic has unfolded, the majority of our workforce transitioned quickly to remote access operations. Our information technology infrastructure continues to support our organization in working predominantly remotely as we continue to service the needs of our clients. While we continue to strive to have the majority of our employees operating from home, there are some functions that require a physical presence at our banking offices. While there has been no decision at this time to return more broadly to the workplace, we have established general guidelines for returning that include having employees maintain safe distances, staggered work schedules to limit the number of employees in a single location, more frequent cleaning of our facilities and other practices encouraging a safe working environment during this challenging time. Management remains connected to employees through periodic company-wide telephonic meetings and regular notifications and updates through both email and the Company’s intranet.

Branch Hours:

Branch hours and availability which were modified in consideration of the safety of our employees and clients, were reinstated in the second quarter of 2020. All branches have been opened with advanced safety measures and are available during regular business hours to meet the needs of our clients.

The CARES Act:

Enacted March 27, 2020 the CARES Act included several provisions designed to provide relief to individuals and businesses as well as the banking system. Among the more significant components of this legislation for our Company was the creation of the $350 billion PPP, which was further expanded by Congress in the second quarter of 2020 to a total of $659 billion. Loans made under the PPP are fully guaranteed as to principal and interest by the Small Business Administration (“SBA”), whose guarantee is backed by the full faith and credit of the U.S. Government. PPP-covered loans also afford borrowers forgiveness up to the principal amount of the PPP-covered loan if the proceeds are used to retain workers and maintain payroll or make mortgage interest, lease and utility payments. The SBA will reimburse PPP lenders for any amount of a PPP-covered loan that is forgiven.

As an SBA preferred lender, the Bank actively participated in the PPP program, and at June 30, 2020 had an outstanding balance of PPP loans of $456 million to just over 1,400 businesses. The average rate on these loans is 1.00% and the average yield, which includes fee amortization, was 2.91% for the second quarter of 2020. The lower loan yield on these PPP loans negatively affected second quarter loan portfolio yields by seven basis points.

Loan Portfolio Exposures:

Industry areas of potential concern within the Loan Portfolio are presented below as of June 30, 2020:

Industry	Principal Balance (in 000’s)	% of Loan Portfolio
Accommodation & Food Services	$840,961[1]	10.5%
Retail Trade	106,544[2]	1.3%

1 Includes $82,154 of PPP loans.
2 Includes $13,498 of PPP loans.

Concerns over exposures to the Accommodation and Food Service industry and retail are the most immediate at this time. Accommodation and Food Service exposure represents 10.5% of the Bank’s loan portfolio as of June 30, 2020 among 485 customers. Retail trade exposure represents 1.3% of the Bank’s loan portfolio. The Bank has ongoing extensive outreach to these customers and is assisting where necessary with PPP loans and payment deferrals or interest only periods in the short term while customers work with the Bank to develop longer term stabilization strategies as the landscape of the COVID-19 pandemic evolves. The uncertain duration and severity of the pandemic will likely impact future credit challenges in these areas.

The table below is collateral driven and shows exposures on loans secured by commercial real estate (“CRE”) by property type as of June 30, 2020. This table excludes loans disclosed in the industry table above.

Property Type	Principal Balance (in 000’s)	% of Loan Portfolio
Restaurant	$ 31,364	0.4%
Hotel	35,815	0.4%
Retail	405,918	5.1%

Although not evidenced at June 30, 2020, it is anticipated that some portion of the CRE loans secured by the above property types could be impacted by the tenancies associated with impacted industries. The Bank is working with CRE investor borrowers and monitoring rent collections as part of our portfolio management process.

Balance Sheet Analysis

Total assets at June 30, 2020 were $9.80 billion, a 13% increase as compared to $8.67 billion at June 30, 2019, and a 9% increase as compared to $8.99 billion at December 31, 2019. Total loans (excluding loans held for sale) were $8.02 billion at June 30, 2020, a 9% increase as compared to $7.39 billion at June 30, 2019, and a 6% increase as compared to $7.55 billion at December 31, 2019. Loans held for sale amounted to $68.4 million at June 30, 2020 as compared to $37.5 million at June 30, 2019, an 82% increase, and $56.7 million at December 31, 2019, a 21% increase. The investment portfolio totaled $772.4 million at June 30, 2020, a 4% increase from the $745.3 million balance at June 30, 2019. As compared to December 31, 2019, the investment portfolio at June 30, 2020 decreased by $71.0 million, or 8%.

Total deposits at June 30, 2020 were $7.94 billion, compared to deposits of $6.95 billion at June 30, 2019, a 14% increase, and a 10% increase compared to deposits of $7.22 billion at December 31, 2019. Total borrowed funds (excluding customer repurchase agreements) were $567.9 million at June 30, 2020, as compared to $442.5 million at June 30, 2019 and $467.7 million at December 31, 2019. We continue to work on expanding the breadth and depth of our existing relationships while we pursue building new relationships.

Total shareholders’ equity increased less than 1% to $1.19 billion at June 30, 2020 compared to $1.18 billion at June 30, 2019, and was stable as compared to $1.19 billion at December 31, 2019. The slight increase in shareholders’ equity at June 30, 2020 compared to the same period in 2019 was primarily the result of growth in retained earnings, $10.9 million in unrealized gains on AFS securities, and $7.4 million in additional paid in capital attributable to share based compensation, effectively offset by $99 million in stock repurchases, dividends declared of $28.9 million, and the day one CECL entry of $10.9 million net of taxes.

The Company’s capital ratios remain substantially in excess of regulatory minimum and buffer requirements, with a total risk based capital ratio of 16.33% at June 30, 2020, as compared to 16.36% at June 30, 2019, and 16.20% at December 31, 2019, both common equity tier 1 (“CET1”) risk based capital and tier 1 risk based capital ratios of 12.79% at June 30, 2020, as compared to 12.87% at June 30, 2019, and 12.87% at December 31, 2019, a tier 1 leverage ratio of 10.63% at June 30, 2020, as compared to 12.66% at June 30, 2019, and 11.62% at December 31, 2019. The common equity ratio was 12.12% at June 30, 2020, compared to 13.66% at June 30, 2019 and 13.25% at December 31, 2019. Book value per share was $36.86 at June 30, 2020, a 7% increase over $34.30 at June 30, 2019. In addition, the tangible common equity ratio was 11.17% at June 30, 2020, compared to 12.60% at June 30, 2019 and 12.22% at December 31, 2019. Tangible book value per share was $33.62 at June 30, 2020, an 8% increase over $31.25 at June 30, 2019. A reconciliation of GAAP to non-GAAP financial measures is provided in the tables that accompany this document.

Detail Income Statement Analysis (2Q2020 versus 2Q2019)

Net interest income was $81.4 million for the three months ended June 30, 2020 and $81.3 million for the same period in 2019. The lack of growth was primarily the result of lesser average yields on loans (4.63% versus 5.61%) offset by growth in average earning assets of 21%. The net interest margin was 3.26% for the three months ended June 30, 2020, as compared to 3.91% for the three months ended June 30, 2019. The Company believes that its disciplined approach to managing the loan portfolio yield to 4.63% for the first three months of 2020 (as compared to 5.61% for the same period in 2019) has been a significant factor in its overall profitability.

The provision for credit losses was $19.7 million for the three months ended June 30, 2020 as compared to $3.6 million for the three months ended June 30, 2019. The higher provisioning in the second quarter of 2020, as compared to the second quarter of 2019, is primarily due to the implementation of the CECL accounting standard for loan loss allowances, including COVID-19 impacts and higher net charge-offs primarily related to COVID-19 effects. Net charge-offs of $7.1 million in the second quarter of 2020 represented an annualized 0.36% of average loans, excluding loans held for sale, as compared to $1.5 million, or an annualized 0.08% of average loans, excluding loans held for sale, in the second quarter of 2019. Net charge-offs in the second quarter of 2020 were attributable primarily to one commercial relationship to a personal services company that ceased business operations as a result of COVID-19.

Noninterest income for the three months ended June 30, 2020 increased to $12.5 million from $6.4 million for the three months ended June 30, 2019, a 96% increase. Service charges on deposits for the three months ended June 30, 2020 decreased to $942 thousand from $1.6 million for the three months ended June 30, 2019, a 41% decrease, due to lesser insufficient funds fees. Gain on sale of loans for the three months ended June 30, 2020 increased to $3.1 million from $1.9 million for the three months ended June 30, 2019, a 60% increase, due to higher gains on the sale of residential mortgage loans ($1.2 million). Other income for the three months ended June 30, 2020 increased to $6.9 million from $1.8 million for the three months ended June 30, 2019, a 277% increase, due substantially to higher gains associated with the origination, securitization, sale and servicing of FHA loans ($2.5 million), $1.4 million higher small business investment company (“SBIC”) income related to a Community Reinvestment Act (“CRA”) qualified investment fund, $921 thousand higher swap fee income, and $591 thousand higher prepayment fees. Net investment gains on sale were $713 thousand for the three months ended June 30, 2020 compared to $563 thousand for the same period in 2019. Residential mortgage loans closed were $308 million for the second quarter of 2020 versus $152 million for the second quarter of 2019.

Noninterest expenses increased 4.6% to $34.9 million for the three months ended June 30, 2020, as compared to $33.4 million for the three months ended June 30, 2019, due substantially to increased legal expenses partially offset by salaries and benefit accruals discussed below.

Salaries and employee benefits were $17.1 million for the three months ended June 30, 2020, as compared to $17.7 million for the same period in 2019, a decrease of $639 thousand or 4%. The decrease was primarily due to a lower accrual for incentive bonuses and the release of a portion of an accrual related to the charges for share based compensation awards for our former CEO and Chairman in the second quarter of 2020. The decrease was partially offset by higher salaries and increased headcount in the second quarter of 2020.

Legal, accounting and professional fees increased $1.2 million for the three months ended June 30, 2020 compared to the three months ended June 30, 2019. Legal fees and expenditures of $2.5 million for the second quarter of 2020 were primarily associated with previously disclosed ongoing governmental investigations and related subpoenas and document requests and our defense of the previously disclosed class action lawsuit. The amount of legal fees and expenditures for the quarter is net of expected insurance coverage where we believe we have a high likelihood of recovery pursuant to our D&O insurance policies, but does not include any offset for potential claims we may have in the future as to which recovery is impossible to predict at this time. The efficiency ratio was 37.18% for the second quarter of 2020, as compared to 38.04% for the second quarter of 2019.

FDIC expenses increased $854 thousand due to a higher assessment base resulting from growth in total assets.

The effective income tax rate for the second quarter of 2020 was 24.6% as compared to 26.6% for the second quarter of 2019. The decrease in the effective income tax rate largely relates to a significant decline in pre-tax income for the three months ended June 30, 2020 compared to the three months ended June 30, 2019 due to increased credit reserves significantly attributable to COVID-19, and a decrease in disallowed compensation deductions for key executives, mainly related to share based compensation awards and other compensation of our former CEO and Chairman who resigned in March 2019.

Detail Income Statement Analysis (Six Months 2020 versus Six Months 2019)

For the six months ended June 30, 2020, the Company reported an annualized ROAA of 1.06% as compared to 1.68% for the six months ended June 30, 2019. The annualized ROACE for the six months ended June 30, 2020 was 8.82% as compared to 12.47% for the six months ended June 30, 2019. The annualized ROATCE for the six months ended June 30, 2020 was 9.67% as compared to 13.73% for the six months ended June 30, 2019. A reconciliation of GAAP to non-GAAP financial measures is provided in the tables that accompany this document.

Net interest income decreased 1% for the six months ended June 30, 2020 over the same period in 2019 ($161.1 million versus $162.3 million), resulting primarily from net interest margin compression offset by growth in average earning assets of 16%. The net interest margin was 3.36% for the six months ended June 30, 2020, as compared to 3.97% for the six months ended June 30, 2019. The Company believes that its disciplined approach to managing the loan portfolio yield to 4.84% for the first six months of 2020 (as compared to 5.62% for the same period in 2019) has been a significant factor in its overall profitability.

The provision for credit losses was $34.0 million for the six months ended June 30, 2020 as compared to $7.0 million for the six months ended June 30, 2019. The higher provisioning for the six months ended June 30, 2020, as compared to the same period in 2019, is primarily due to the implementation of CECL and the impact of COVID-19 on our actual and expected future credit losses. Net charge-offs of $9.4 million for the six months ended June 30, 2020 represented an annualized 0.24% of average loans, excluding loans held for sale, as compared to $4.8 million, or an annualized 0.13% of average loans, excluding loans held for sale, in the first six months of 2019. Net charge-offs in the first six months of 2020 were attributable to commercial loans ($7.1 million) and commercial real estate loans ($2.3 million).

Noninterest income for the six months ended June 30, 2020 increased to $18.0 million from $12.7 million for the six months ended June 30, 2019, a 42% increase. Service charges on deposits for the six months ended June 30, 2020 decreased to $2.4 million from $3.3 million for the six months ended June 30, 2019, a 28% decrease, due to lesser insufficient funds fees. Gain on sale of loans for the six months ended June 30, 2020 increased to $4.0 million from $3.3 million for the six months ended June 30, 2019, a 22% increase, due to higher gains on the sale of residential mortgage loans ($718 thousand). Residential lending gains for the first six months of 2020 include $2.6 million in hedge and mark to market losses incurred during the first quarter of 2020 attributable to the Federal Reserve’s market actions negatively impacting mortgage backed securities pricing combined with sharp declines in servicing right valuations associated with investor uncertainty surrounding COVID-19. Other income for the six months ended June 30, 2020 increased to $8.8 million from $3.7 million for the six months ended June 30, 2019, a 137% increase due substantially to higher gains associated with the origination, securitization, sale and servicing of FHA loans ($2.5 million), $1.4 million higher SBIC income related to a CRA qualified investment fund, $1.1 million higher swap fee income, and $380 thousand higher prepayment fees. Net investment gains were $1.5 million for both the six months ended June 30, 2020 and 2019. Residential mortgage loans closed were $501 million for the first six months of 2020 versus $246 million for the first six months of 2019.

Noninterest expenses totaled $72.2 million for the six months ended June 30, 2020, as compared to $71.7 million for the six months ended June 30, 2019, a 1% increase due substantially to nonrecurring costs to salaries and benefits in the first quarter of 2019 related to the retirement of our former Chairman and CEO.

Salaries and employee benefits were $34.9 million for the six months ended June 30, 2020, as compared to $41.4 million for the same period in 2019, a decrease of $6.5 million or 16%. The decrease was primarily due to the $6.2 million of largely nonrecurring charges accrued in the first quarter of 2019 related to share based compensation awards and the resignation of our former CEO and Chairman in March 2019, as well as a lower accrual for incentive bonuses and the release of a portion of an accrual related to the charges for share based compensation awards for our former CEO and Chairman in the first half of 2020. The decrease was partially offset by higher salaries and increased headcount in the first half of 2020.

Legal, accounting and professional fees increased $6.5 million for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. Legal fees and expenditures of $7.1 million for the first six months of 2020 were primarily associated with previously disclosed ongoing governmental investigations and related subpoenas and document requests and our defense of the previously disclosed class action lawsuit. The amount of legal fees and expenditures for the quarter is net of expected insurance coverage where we believe we have a high likelihood of recovery pursuant to our D&O insurance policies but does not include any offset for potential claims we may have in the future as to which recovery is impossible to predict at this time. For the first six months of 2020, the efficiency ratio was 40.34% as compared to 40.95% for the same period in 2019.

FDIC expenses increased $1.2 million (from $2.2 million to $3.4 million) due to a higher assessment base resulting from growth in total assets. Other expenses decreased $453 thousand, or 5%, due primarily to lower broker fees ($1.6 million) partially offset by $940 thousand higher other real estate owned (“OREO”) expense.

The effective income tax rate for the six months ended June 30, 2020 was 25.5% as compared to 26.3% for the six months ended June 30, 2019. The decrease in the effective income tax rate largely relates to a significant decline in pre-tax income for the six months ended June 30, 2020 compared to the six months ended June 30, 2019, and a decrease in disallowed compensation deductions for key executives, mainly related to share based compensation awards and other compensation of our former CEO and Chairman who resigned in March 2019. The decrease in the effective income tax rate was recorded in the second quarter of 2020 based on a reduced pre-tax income budget for the year due to increased credit reserves significantly attributable to COVID-19.

The financial information which follows provides more detail on the Company’s financial performance for the three and six months ended June 30, 2020 as compared to the three and six months ended June 30, 2019, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2019 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its second quarter 2020 financial results on Thursday, July 23, 2020 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code 3994462, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through August 6, 2020.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “can,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” “could,” “strive,” “feel” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including the macroeconomic and other challenges and uncertainties resulting from the COVID-19 pandemic, including on our credit quality and business operations), interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, the Company’s upcoming Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. All information is as of the date of this press release. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended June 30,		Six Months June 30,
	2020	2019	2020	2019
Income Statements:
Total interest income	$97,672	$108,279	$201,473	$213,413
Total interest expense	16,309	26,950	40,366	51,067
Net interest income	81,363	81,329	161,107	162,346
Provision for credit losses	19,737	3,600	34,047	6,960
Provision for Unfunded Commitments	940	-	3,052	-
Net interest income after provision for credit losses	60,686	77,729	124,008	155,386
Noninterest income (before investment gain)	11,782	5,797	16,430	11,176
Gain on sale of investment securities	713	563	1,535	1,475
Total noninterest income	12,495	6,360	17,965	12,651
Total noninterest expense	34,892	33,359	72,239	71,663
Income before income tax expense	38,289	50,730	69,734	96,374
Income tax expense	9,433	13,487	17,755	25,382
Net income	$28,856	$37,243	$51,979	$70,992

Per Share Data:
Earnings per weighted average common share, basic	$0.90	$1.08	$1.60	$2.06
Earnings per weighted average common share, diluted	$0.90	$1.08	$1.60	$2.05
Weighted average common shares outstanding, basic	32,224,695	34,540,152	32,537,402	34,510,625
Weighted average common shares outstanding, diluted	32,240,825	34,565,253	32,560,742	34,549,412
Actual shares outstanding at period end	32,224,756	34,539,853	32,224,756	34,539,853
Book value per common share at period end	$36.86	$34.30	$36.86	$34.30
Tangible book value per common share at period end (1)	$33.62	$31.25	$33.62	$31.25
Dividend per common share	$0.22	$-	$0.44	$-

Performance Ratios (annualized):
Return on average assets	1.12%	1.74%	1.06%	1.68%
Return on average common equity	9.84%	12.81%	8.82%	12.47%
Return on average tangible common equity	10.80%	14.08%	9.67%	13.73%
Net interest margin	3.26%	3.91%	3.36%	3.97%
Efficiency ratio (2)	37.18%	38.04%	40.34%	40.95%

Other Ratios:
Allowance for credit losses to total loans (3)	1.36%	0.98%	1.36%	0.98%
Allowance for credit losses to total nonperforming loans	184.52%	192.70%	184.52%	192.70%
Nonperforming loans to total loans (3)	0.74%	0.51%	0.74%	0.51%
Nonperforming assets to total assets	0.69%	0.45%	0.69%	0.45%
Net charge-offs (annualized) to average loans (3)	0.36%	0.08%	0.24%	0.13%
Common equity to total assets	12.12%	13.66%	12.12%	13.66%
Tier 1 capital (to average assets)	10.63%	12.66%	10.63%	12.66%
Total capital (to risk weighted assets)	16.33%	16.36%	16.33%	16.36%
Common equity tier 1 capital (to risk weighted assets)	12.79%	12.87%	12.79%	12.87%
Tangible common equity ratio (1)	11.17%	12.60%	11.17%	12.60%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,607,056	$1,475,201	$1,607,056	$1,475,201
PPP loans	$456,476	$-	$456,476	$-
Commercial real estate - owner occupied	$964,077	$970,850	$964,077	$970,850
Commercial real estate - income producing	$3,678,946	$3,666,815	$3,678,946	$3,666,815
1-4 Family mortgage	$93,601	$105,191	$93,601	$105,191
Construction - commercial and residential	$995,550	$1,012,789	$995,550	$1,012,789
Construction - C&I (owner occupied)	$149,845	$76,324	$149,845	$76,324
Home equity	$74,921	$83,447	$74,921	$83,447
Other consumer	$1,289	$1,998	$1,289	$1,998

Average Balances (in thousands):
Total assets	$10,326,709	$8,595,523	$9,887,186	$8,525,988
Total earning assets	$10,056,500	$8,328,323	$9,616,337	$8,257,411
Total loans	$8,015,751	$7,260,899	$7,833,372	$7,150,300
Total deposits	$8,482,718	$6,893,981	$8,089,741	$6,940,467
Total borrowings	$598,463	$470,214	$542,206	$368,776
Total shareholders’ equity	$1,179,452	$1,166,487	$1,185,316	$1,147,782

(1) Tangible common equity to tangible assets (the "tangible common equity ratio"), tangible book value per common share, and the annualized return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates the annualized return on average tangible common equity ratio by dividing net income available to common shareholders by average tangible common equity which is calculated by excluding the average balance of intangible assets from the average common shareholders’ equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Six Months Ended	Year Ended	Three Months Ended	Six Months Ended
	June 30, 2020	June 30, 2020	December 31, 2019	June 30, 2019	June 30, 2019
Common shareholders' equity		$1,187,895	$1,190,681		$1,184,582
Less: Intangible assets		(104,651)	(104,739)		(105,219)
Tangible common equity		$1,083,244	$1,085,942		$1,079,363

Book value per common share		$36.86	$35.82		$34.30
Less: Intangible book value per common share		(3.24)	(3.15)		(3.05)
Tangible book value per common share		$33.62	$32.67		$31.25

Total assets		$9,799,670	$8,988,719		$8,670,003
Less: Intangible assets		(104,651)	(104,739)		(105,219)
Tangible assets		$9,695,019	$8,883,980		$8,564,784
Tangible common equity ratio		11.17%	12.22%		12.60%

Average common shareholders' equity	$1,179,452	$1,185,316	$1,172,051	$1,166,487	$1,147,782
Less: Average intangible assets	(104,672)	(104,684)	(105,167)	(105,280)	(105,430)
Average tangible common equity	$1,074,780	$1,080,632	$1,066,884	$1,061,206	$1,042,352

Net Income Available to Common Shareholders	$28,856	$51,979	$142,943	$37,243	$70,992
Average tangible common equity	$1,074,780	$1,080,632	$1,066,884	$1,061,206	$1,042,352
Annualized Return on Average Tangible Common Equity	10.80%	9.67%	13.40%	14.08%	13.73%

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income. The efficiency ratio measures a bank’s overhead as a percentage of its revenue.

(3) Excludes loans held for sale.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	June 30, 2020	December 31, 2019	June 30, 2019
Cash and due from banks	$12,199	$7,539	$6,735
Federal funds sold	25,466	38,987	17,914
Interest bearing deposits with banks and other short-term investments	598,377	195,447	171,985
Investment securities available for sale, at fair value (amortized cost of $750,653, $839,192, and $740,187, and allowance for credit losses of $138, $0, and $0, as of June 30, 2020, December 31, 2019 and June 30, 2019, respectively).	772,394	843,363	745,343
Federal Reserve and Federal Home Loan Bank stock	40,018	35,194	33,993
Loans held for sale	68,433	56,707	37,506
Loans	8,021,761	7,545,748	7,392,615
Less allowance for credit losses	(108,796)	(73,658)	(72,086)
Loans, net	7,912,965	7,472,090	7,320,529
Premises and equipment, net	12,970	14,622	15,176
Operating lease right-of-use assets	25,368	27,372	28,214
Deferred income taxes	37,364	29,804	30,220
Bank owned life insurance	75,913	75,724	74,295
Intangible assets, net	104,651	104,739	105,219
Other real estate owned	8,237	1,487	1,394
Other assets	105,315	85,644	81,480
Total Assets	$9,799,670	$8,988,719	$8,670,003

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,416,058	$2,064,367	$1,873,902
Interest bearing transaction	861,703	863,856	862,553
Savings and money market	3,504,718	3,013,129	2,712,143
Time, $100,000 or more	527,870	663,987	801,469
Other time	625,623	619,052	699,825
Total deposits	7,935,972	7,224,391	6,949,892
Customer repurchase agreements	31,198	30,980	31,669
Other short-term borrowings	300,000	250,000	225,000
Long-term borrowings	267,882	217,687	217,491
Operating lease liabilities	27,137	29,959	31,659
Reserve for unfunded commitments	7,170	-	-
Other liabilities	42,416	45,021	29,710
Total liabilities	8,611,775	7,798,038	7,485,421

Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 32,224,756, 33,241,496, and 34,539,853, respectively	320	331	343
Additional paid in capital	440,934	482,286	532,585
Retained earnings	731,973	705,105	647,887
Accumulated other comprehensive income (loss)	14,668	2,959	3,767
Total Shareholders' Equity	1,187,895	1,190,681	1,184,582
Total Liabilities and Shareholders' Equity	$9,799,670	$8,988,719	$8,670,003
			`

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Interest Income	2020	2019	2020	2019
Interest and fees on loans	$92,928	$101,889	$189,683	$199,710
Interest and dividends on investment securities	4,571	5,238	9,998	10,836
Interest on balances with other banks and short-term investments	161	1,105	1,720	2,771
Interest on federal funds sold	12	47	72	96
Total interest income	97,672	108,279	201,473	213,413
Interest Expense
Interest on deposits	12,514	22,461	33,060	43,361
Interest on customer repurchase agreements	86	75	173	173
Interest on other short-term borrowings	501	1,435	858	1,575
Interest on long-term borrowings	3,208	2,979	6,275	5,958
Total interest expense	16,309	26,950	40,366	51,067
Net Interest Income	81,363	81,329	161,107	162,346
Provision for Credit Losses	19,737	3,600	34,047	6,960
Provision for Unfunded Commitments	940	-	3,052	-
Net Interest Income After Provision For Credit Losses	60,686	77,729	124,008	155,386

Noninterest Income
Service charges on deposits	942	1,606	2,367	3,300
Gain on sale of loans	3,079	1,923	4,023	3,311
Gain on sale of investment securities	713	563	1,535	1,475
Increase in the cash surrender value of bank owned life insurance	828	429	1,242	854
Other income	6,933	1,839	8,798	3,711
Total noninterest income	12,495	6,360	17,965	12,651
Noninterest Expense
Salaries and employee benefits	17,104	17,743	34,901	41,387
Premises and equipment expenses	3,468	3,652	7,289	7,504
Marketing and advertising	1,111	1,268	2,189	2,416
Data processing	2,759	2,603	5,255	4,978
Legal, accounting and professional fees	3,979	2,740	10,967	4,449
FDIC insurance	1,980	1,126	3,404	2,242
Other expenses	4,491	4,227	8,234	8,687
Total noninterest expense	34,892	33,359	72,239	71,663
Income Before Income Tax Expense	38,289	50,730	69,734	96,374
Income Tax Expense	9,433	13,487	17,755	25,382
Net Income	$28,856	$37,243	$51,979	$70,992

Earnings Per Common Share
Basic	$0.90	$1.08	$1.60	$2.06
Diluted	$0.90	$1.08	$1.60	$2.05

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended June 30,
	2020			2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$1,102,931	$161	0.06%	$209,096	$1,105	2.12%
Loans held for sale (1)	80,227	686	3.42%	34,760	349	4.02%
Loans (1) (2)	8,015,751	92,242	4.63%	7,260,899	101,540	5.61%
Investment securities available for sale (2)	821,340	4,571	2.24%	803,207	5,238	2.62%
Federal funds sold	36,251	12	0.13%	20,361	47	0.93%
Total interest earning assets	10,056,500	97,672	3.91%	8,328,323	108,279	5.21%

Total noninterest earning assets	373,842			337,172
Less: allowance for credit losses	103,633			69,972
Total noninterest earning assets	270,209			267,200
TOTAL ASSETS	$10,326,709			$8,595,523

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$801,508	$530	0.27%	$705,628	$1,197	0.68%
Savings and money market	3,914,916	5,608	0.58%	2,628,255	12,279	1.87%
Time deposits	1,199,946	6,376	2.14%	1,442,197	8,985	2.50%
Total interest bearing deposits	5,916,370	12,514	0.85%	4,776,080	22,461	1.89%
Customer repurchase agreements	30,611	86	1.13%	33,248	75	0.90%
Other short-term borrowings	300,003	501	0.66%	219,508	1,435	2.59%
Long-term borrowings	267,849	3,208	4.74%	217,458	2,979	5.42%
Total interest bearing liabilities	6,514,833	16,309	1.01%	5,246,294	26,950	2.06%

Noninterest bearing liabilities:
Noninterest bearing demand	2,566,348			2,117,901
Other liabilities	66,076			64,841
Total noninterest bearing liabilities	2,632,424			2,182,742

Shareholders’ Equity	1,179,452			1,166,487
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,326,709			$8,595,523

Net interest income		$81,363			$81,329
Net interest spread			2.90%			3.15%
Net interest margin			3.26%			3.91%
Cost of funds			0.65%			1.30%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $6.3 million and $4.7 million for the three months ended June 30, 2020 and 2019, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Six Months Ended June 30,
	2020			2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$845,540	$1,720	0.41%	$254,804	$2,771	2.19%
Loans held for sale (1)	59,488	1,040	3.50%	26,386	550	4.17%
Loans (1) (2)	7,833,372	188,643	4.84%	7,150,300	199,160	5.62%
Investment securities available for sale (1)	844,503	9,998	2.38%	806,858	10,836	2.71%
Federal funds sold	33,434	72	0.43%	19,063	96	1.02%
Total interest earning assets	9,616,337	201,473	4.21%	8,257,411	213,413	5.21%

Total noninterest earning assets	365,080			338,290
Less: allowance for credit losses	94,231			69,713
Total noninterest earning assets	270,849			268,577
TOTAL ASSETS	$9,887,186			$8,525,988

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$803,321	$2,196	0.55%	$648,557	$2,378	0.74%
Savings and money market	3,626,437	16,690	0.93%	2,709,950	24,242	1.80%
Time deposits	1,243,628	14,174	2.29%	1,386,876	16,741	2.43%
Total interest bearing deposits	5,673,386	33,060	1.17%	4,745,383	43,361	1.84%
Customer repurchase agreements	30,310	173	1.15%	30,536	173	1.14%
Other short-term borrowings	260,030	858	0.65%	120,832	1,575	2.59%
Long-term borrowings	251,866	6,275	4.93%	217,408	5,958	5.45%
Total interest bearing liabilities	6,215,592	40,366	1.31%	5,114,159	51,067	2.01%

Noninterest bearing liabilities:
Noninterest bearing demand	2,416,355			2,195,084
Other liabilities	69,923			68,963
Total noninterest bearing liabilities	2,486,278			2,264,047

Shareholders’ equity	1,185,316			1,147,782
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,887,186			$8,525,988

Net interest income		$161,107			$162,346
Net interest spread			2.90%			3.20%
Net interest margin			3.36%			3.97%
Cost of funds			0.85%			1.24%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $10.7 million and $8.8 million for the six months ended June 30, 2020 and 2019, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
Income Statements:	2020	2020	2019	2019	2019	2019	2018	2018
Total interest income	$97,672	$103,801	$107,183	$109,034	$108,279	$105,134	$105,581	$102,360
Total interest expense	16,309	24,057	26,473	28,045	26,950	24,117	23,869	21,069
Net interest income	81,363	79,744	80,710	80,989	81,329	81,017	81,712	81,291
Provision for credit losses	19,737	14,310	2,945	3,186	3,600	3,360	2,600	2,441
Provision for Unfunded Commitments	940	2,112	-	-	-	-	-	-
Net interest income after provision for credit losses	60,686	63,322	77,765	77,803	77,729	77,657	79,112	78,850
Noninterest income (before investment gain (loss))	11,782	4,648	6,845	6,161	5,797	5,379	6,060	5,640
Gain (Loss) on sale of investment securities	713	822	(111)	153	563	912	29	-
Total noninterest income	12,495	5,470	6,734	6,314	6,360	6,291	6,089	5,640
Salaries and employee benefits	17,104	17,797	19,360	19,095	17,743	23,644	15,907	17,157
Premises and equipment	3,468	3,821	3,380	3,503	3,652	3,852	3,969	3,889
Marketing and advertising	1,111	1,078	1,200	1,210	1,268	1,148	1,147	1,191
Other expenses	13,209	14,651	10,786	9,665	10,696	9,660	10,664	9,377
Total noninterest expense	34,892	37,347	34,726	33,473	33,359	38,304	31,687	31,614
Income before income tax expense	38,289	31,445	49,773	50,644	50,730	45,644	53,514	52,876
Income tax expense	9,433	8,322	14,317	14,149	13,487	11,895	13,197	13,928
Net income	28,856	23,123	35,456	36,495	37,243	33,749	40,317	38,948

Per Share Data:
Earnings per weighted average common share, basic	$0.90	$0.70	$1.06	$1.07	$1.08	$0.98	$1.17	$1.14
Earnings per weighted average common share, diluted	$0.90	$0.70	$1.06	$1.07	$1.08	$0.98	$1.17	$1.13
Weighted average common shares outstanding, basic	32,224,695	32,850,112	33,468,572	34,232,890	34,540,152	34,480,772	34,349,089	34,308,684
Weighted average common shares outstanding, diluted	32,240,825	32,875,508	33,498,681	34,255,889	34,565,253	34,536,236	34,460,985	34,460,794
Actual shares outstanding at period end	32,224,756	32,197,258	33,241,496	33,720,522	34,539,853	34,537,193	34,387,919	34,308,473
Book value per common share at period end	$36.86	$36.11	$35.82	$35.13	$34.30	$33.25	$32.25	$30.94
Tangible book value per common share at period end (1)	$33.62	$32.86	$32.67	$32.02	$31.25	$30.20	$29.17	$27.84
Dividend per common share	$0.22	$0.22	$0.22	$0.22	$0.22	$-	$-	$-

Performance Ratios (annualized):
Return on average assets	1.12%	0.98%	1.49%	1.62%	1.74%	1.62%	1.90%	1.93%
Return on average common equity	9.84%	7.81%	11.78%	12.09%	12.81%	12.12%	14.82%	14.85%
Return on average tangible common equity	10.80%	8.56%	12.91%	13.25%	14.08%	13.38%	16.43%	16.54%
Net interest margin	3.26%	3.49%	3.49%	3.72%	3.91%	4.02%	3.97%	4.14%
Efficiency ratio (2)	37.18%	43.83%	39.71%	38.34%	38.04%	43.87%	36.09%	36.37%

Other Ratios:
Allowance for credit losses to total loans (3)	1.36%	1.23%	0.98%	0.98%	0.98%	0.98%	1.00%	1.00%
Allowance for credit losses to total nonperforming loans (4)	184.52%	201.80%	151.16%	127.87%	192.70%	173.72%	429.72%	452.28%
Nonperforming loans to total loans (3) (4)	0.74%	0.61%	0.65%	0.76%	0.51%	0.56%	0.23%	0.22%
Nonperforming assets to total assets (4)	0.69%	0.56%	0.56%	0.66%	0.45%	0.50%	0.21%	0.20%
Net charge-offs (annualized) to average loans (3)	0.36%	0.12%	0.16%	0.08%	0.08%	0.19%	0.05%	0.05%
Tier 1 capital (to average assets)	10.63%	11.33%	11.62%	12.19%	12.66%	12.49%	12.08%	12.13%
Total capital (to risk weighted assets)	16.33%	15.44%	16.20%	16.08%	16.36%	16.22%	16.08%	15.74%
Common equity tier 1 capital (to risk weighted assets)	12.79%	12.14%	12.87%	12.76%	12.87%	12.69%	12.47%	12.11%
Tangible common equity ratio (1)	11.17%	10.70%	12.22%	12.13%	12.60%	12.59%	12.11%	12.01%

Average Balances (in thousands):
Total assets	$10,326,709	$9,447,663	$9,426,220	$8,923,406	$8,595,523	$8,455,680	$8,415,480	$8,023,535
Total earning assets	$10,056,500	$9,176,174	$9,160,034	$8,655,196	$8,328,323	$8,185,711	$8,171,010	$7,793,422
Total loans	$8,015,751	$7,650,993	$7,532,179	$7,492,816	$7,260,899	$7,038,472	$6,897,434	$6,646,264
Total deposits	$8,482,718	$7,696,764	$7,716,973	$7,319,314	$6,893,981	$6,987,468	$6,950,714	$6,485,144
Total borrowings	$598,463	$485,948	$449,432	$345,464	$470,214	$266,209	$342,637	$464,460
Total shareholders’ equity	$1,179,452	$1,191,180	$1,194,337	$1,197,513	$1,166,487	$1,128,869	$1,079,622	$1,040,826

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
(4) Nonperforming loans at September 30, 2019, includes a $16.5 million loan that was brought current shortly after quarter end.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800